Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
April 30, 2014	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports First Quarter 2014 Results

WEST DES MOINES, Iowa (April 30, 2014) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported a first quarter 2014 net loss of $9.8 million, or $0.13 per diluted common share, compared to first quarter 2013 net income of $26.0 million, or $0.38 per diluted common share.
Non-GAAP operating income1 for the first quarter of 2014 was $37.5 million, or $0.47 per diluted common share, compared to first quarter 2013 non-GAAP operating income1 of $33.5 million, or $0.49 per diluted common share.

Highlights for the first quarter of 2014 include:

▪	Annuity sales (before coinsurance) were $921 million compared to first quarter 2013 annuity sales of $930 million.

▪	Total invested assets were $32.0 billion (amortized cost basis = $30.4 billion).

▪	Investment spread was 2.77% compared to 2.73% for the fourth quarter of 2013 and 2.68% for the first quarter of 2013.

▪	Estimated risk-based capital (RBC) ratio at March 31, 2014 remained above A. M. Best’s rating threshold at 351% compared to 344% at December 31, 2013.

1
In addition to net income (loss), we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income (loss) to operating income and descriptions of reconciling items. See Company’s Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income (loss) for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income (loss), provides information that may enhance an investor’s understanding of our underlying results and profitability.

▪	Book value per share (excluding accumulated other comprehensive income) was $18.15 at March 31, 2014 compared to $18.75 at December 31, 2013.
The diluted share count for first quarter 2014 was 79.6 million shares compared to 68.7 million shares for the first quarter of 2013. This increase was attributable to (i) shares issued for retirement of convertible notes and the exercise of stock options and (ii) greater dilution from convertible notes, warrants and stock options because the Company’s common stock price was substantially higher in the first quarter of 2014 compared to the first quarter of 2013.

SATISFYING START TO YEAR WITH SOLID PERFORMANCE ON KEY METRICS
Commenting on first quarter results, founder and Executive Chairman David J. Noble said: “Our year is off to a satisfying start with solid performance on the key metrics that define our business. First quarter sales of $921 million contributed to a 2.5% increase in our policyholder liabilities under management which puts us on track to achieve our goal of at least 10% growth in policyholder liabilities under management for the year. We continued to generate attractive profitability with our operating return on average equity for the trailing 12 months, excluding the third quarter 2013 unlocking benefit, at 12.13% and maintained a high quality investment portfolio with minimal credit loss in the quarter. In addition, we continued to improve our capital structure and financial profile by retiring more convertible notes and reducing our debt leverage. And finally, we achieved a modest increase in our regulatory capital ratio which remains comfortably above the threshold for our A. M. Best rating.”

SPREAD WIDENS IN ADVANCE OF FURTHER RENEWAL RATE ADJUSTMENTS
    American Equity’s investment spread of 2.77% for the first quarter of 2014 increased slightly compared to 2.73% for the fourth quarter of 2013. Spread performance was impacted by the average yield on invested assets, which declined 0.02% to 4.95% for the first quarter of 2014 from 4.97% for the fourth quarter of 2013, due to the investment of new premiums and portfolio cash flows at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the first quarter of 2014 was 4.39%, compared to an average yield of 4.48% and 4.37% in the fourth and third quarters of 2013, respectively.
The aggregate cost of money for annuity liabilities was 2.18% in the first quarter of 2014 compared to 2.24% in the fourth quarter of 2013. This decrease reflected continued reductions in crediting rates. In addition, the Company eliminated the 0.03% under hedging cost incurred in the fourth quarter of 2013.

Commenting on investment spread, John Matovina, Chief Executive Officer and President said: “Most of the 0.04% improvement in investment spread for the quarter was due to improvement in our hedging results. But, we also saw crediting rates decrease by 0.01% more than the decrease in investment yield. Much of the decrease in crediting rates was attributable to policies issued in 2011 which were adjusted for the first time since their issue date.”
Matovina continued, “We remain committed to our objective of restoring our investment spread to the 3.00% target rate. Earlier this quarter we initiated additional renewal crediting rate reductions for policies issued prior to July 20, 2010. These rate reductions will occur on policy anniversary dates over a fifteen month period that began on April 14, 2014 with the majority of the rate reductions completed by May 15, 2015. When fully implemented, we estimate that the cost of money for approximately $15 billion of policyholder funds will be reduced by 0.20%. With our portfolio yield still under pressure from lower reinvestment rates, further adjustments to renewal crediting rates will be considered.”

LONG-TERM BENEFIT FROM RETIREMENT OF CONVERTIBLE DEBT
During the quarter, the Company continued to improve its capital structure and financial profile by reducing its debt leverage and eliminating potential additional dilution from further increases in the Company’s stock price through the retirement of additional convertible notes. After retiring $156 million of aggregate principal amount of its two outstanding convertible debt instruments in the fourth quarter of 2013, the Company retired $31 million aggregate principal amount of one of the issues in the first quarter of 2014. The total consideration paid by the Company in the first quarter included $55 million of cash and 946,793 shares of the Company’s common stock. The first quarter retirements reduced book value per share by $0.50 and the net loss for the first quarter included $0.03 from the loss on extinguishment of debt.
At March 31, 2014, the Company had approximately $151 million of net proceeds from its $400 million 6.625% Senior Notes due 2021 offering. These funds are available for future retirement of the convertible notes, and the Company intends to use these remaining net proceeds to tender for, redeem or repurchase the $129 million aggregate principal amount of convertible notes that were outstanding at March 31, 2014. The form and timing of any such activity will be dependent upon market conditions and other factors and there can be no assurance that any such transactions can be completed prior to the December 2014 call date for the 5.25% convertible notes or the September 2015 maturity date for the 3.50% convertible notes. Subsequent to the end of the first quarter, the Company retired an additional $34 million aggregate principal amount of the convertible notes in exchange for $38 million of cash and 1,225,845 shares of its common stock. The impact of these transactions on the Company’s capitalization and book value per share is disclosed in the Company’s March 31, 2014 Financial Supplement.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2014 earnings on Thursday, May 1, 2014, at 10:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 866-515-2909, passcode 15834723 (international callers, please dial 617-399-5123). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through May 22, 2014 at 1-888-286-8010, passcode 43428446 (international callers will need to dial 617-801-6888).

ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands, except per share data)
Revenues:
Premiums and other considerations (a)	$7,331	$13,084
Annuity product charges	25,272	21,481
Net investment income	370,005	329,690
Change in fair value of derivatives	48,493	373,962
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(714)	10,585
OTTI losses on investments:
Total OTTI losses	—	(2,189)
Portion of OTTI losses recognized from other comprehensive income	(905)	(1,048)
Net OTTI losses recognized in operations	(905)	(3,237)
Loss on extinguishment of debt	(3,977)	—
Total revenues	445,505	745,565

Benefits and expenses:
Insurance policy benefits and change in future policy benefits (a)	10,095	14,760
Interest sensitive and index product benefits (a)	317,192	223,170
Amortization of deferred sales inducements	666	28,831
Change in fair value of embedded derivatives	92,619	363,272
Interest expense on notes payable	10,264	7,248
Interest expense on subordinated debentures	3,008	3,009
Amortization of deferred policy acquisition costs	7,194	46,230
Other operating costs and expenses	19,085	19,520
Total benefits and expenses	460,123	706,040
Income (loss) before income taxes	(14,618)	39,525
Income tax expense (benefit)	(4,865)	13,494
Net income (loss)	$(9,753)	$26,031

Earnings (loss) per common share	$(0.13)	$0.41
Earnings (loss) per common share - assuming dilution	$(0.13)	$0.38

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	72,519	63,314
Earnings (loss) per common share - assuming dilution	79,616	68,706

(a)
The Company made an immaterial correction in the presentation of premiums, insurance policy benefits and change in future policy benefits and interest sensitive and index product benefits related to life contingent immediate annuities. We have revised the 2013 consolidated statement of operations above to be consistent with the 2014 presentation. These changes had no impact on the Company's consolidated balance sheets, net income (loss) or stockholders' equity.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income (loss) adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income (loss) provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) to Operating Income (Unaudited)

	Three Months Ended March 31,
	2014	2013
	(Dollars in thousands, except per share data)
Net income (loss)	$(9,753)	$26,031
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI (a)	564	(2,804)
Change in fair value of derivatives and embedded derivatives - index annuities (a)	43,708	10,973
Change in fair value of derivatives and embedded derivatives - debt (a)	1,509	(736)
Litigation reserve (a)	(916)	—
Extinguishment of debt (a)	2,394	—
Operating income (a non-GAAP financial measure)	$37,506	$33,464
Per common share - assuming dilution:
Net income (loss)	$(0.13)	$0.38
Adjustments to arrive at operating income:
Anti-dilutive effect of net loss	0.01	—
Net realized investment (gains) losses, including OTTI	—	(0.04)
Change in fair value of derivatives and embedded derivatives - index annuities	0.55	0.16
Change in fair value of derivatives and embedded derivatives - debt	0.02	(0.01)
Litigation reserve	(0.01)	—
Extinguishment of debt	0.03	—
Operating income (a non-GAAP financial measure)	$0.47	$0.49

(a)
Adjustments to net income (loss) to arrive at operating income are presented net of income taxes and where applicable, are net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC).

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
March 31, 2014
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,692,589
Average AOCI	(497,049)
Average equity excluding average AOCI	$1,195,540

Net income	$217,499
Operating income	167,462

Return on Average Equity Excluding Average AOCI
Net income	18.19%
Operating income	14.01%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.